Exhibit 99.2

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of April 1, 2020, is entered into by and among Brandon S. Martin, Sr., the owner of 100% of the membership interests of Reach Construction Group, LLC, headquartered in Apex, North Carolina, “Seller” and CUI Global, Inc., a Colorado corporation (“Buyer”). Certain capitalized terms used herein are defined on Exhibit A hereto, which is hereby incorporated into this Agreement by reference and made a part hereof.

RECITALS

WHEREAS, Seller owns all membership interests in Reach Construction Group, LLC, a North Carolina limited liability company (“Company”);

WHEREAS, Company is in the business of all phases of solar, public utility and commercial construction (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and acquire from Seller, all ownership interests of Company, i.e., the Purchased Equity (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01     Purchase and Sale of Purchased Equity. Subject to the terms and conditions set forth herein, Seller shall (and effective upon the Closing does hereby) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall (and effective upon the Closing does hereby) purchase from Seller, all of Seller’s right, title and interest in the Purchased Equity, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), other than any restriction imposed by or arising from any federal or state securities Laws.

Section 1.02     Purchase Price.

(a)     The aggregate purchase price for the Purchased Equity is $67,000,000 plus or minus the difference between Target Working Capital (as defined herein) and the Final Target Working Capital (as defined herein) (the “Purchase Price”). By way of example, if the difference between Final Target Working Capital and Target Working Capital is a positive number the aggregate purchase price will increase; if the difference between Final Working Capital and Target Working Capital is a negative number the aggregate purchase price will decrease. The difference between Final Target Working Capital and Target Working Capital will be treated up or down as an adjustment to the face amount of the Seller Notes described in Section 1.01(b)(iii) below.

(b)     Buyer shall pay the Purchase Price to Seller as follows:

(i)     Current Bridge Note: The $3,000,000 outstanding bridge note will remain outstanding upon the Closing of the transaction as an intercompany liability or converted into an intercompany equity investment in the Company by Buyer at its discretion ;

(ii)      Restricted Common Stock: 2,000,000 shares of restricted common stock of Buyer’s common stock to remain restricted for one(1) year.

(iii)   18 Months Seller Note: a $5,000,000 subordinated promissory note payable from the Buyer, maturing in 18 months the Closing Date. This $5,000,000 promissory note shall yield six percent (6%) per annum interest, payable 15 days after the end of each calendar quarter after the Closing.

(iv)    3-Year Seller Note: $30,000,000 in a three-year subordinated promissory note, delivered at the Closing; said promissory note shall yield 6% per annum interest payable 15 days after the end of each calendar quarterly. $15,000,000 of principal is repayable on April 1, 2022 and the remaining $15,000,000 of principal is payable with all accrued interest thereon on or before April 1, 2023. There is no prepayment penalty and Buyer will use commercially reasonable efforts to repay this 3-year Seller Note earlier, if possible.

(v)     Earn-out: After payment of the above 3-year Seller Note, an earnout of up to $30,000,000 shall commence with payment of the earnout determined yearly and payable consistent with Section 1.04(d)(i) below. The earnout will pay to the Seller fifty percent (50%) of the annual excess Adjusted EBITDA above $20,000,000, up to the maximum $30,000,000 earnout for the 10 calendar years after repayment of the 3-year Seller Note. Such payments may be made in cash; however, Sellers may request payment to be in shares of Buyer’s stock subject to Buyer’s discretion.

(vi)     The $5,000,000 18 Months Seller Note and the 3-Year $30,000,000 Seller Note referenced in subparagraph (iii) and (iv) above are referred to as the “Seller Notes”, substantially in the form of Exhibit “C”.

Section 1.03     Target Working Capital.

(a)     The following terms shall have the following meanings in this Section.1.03:

(i)      “Final Target Working Capital” means the final and binding Target Working Capital Ratio. Working capital is defined as current assets less current liabilities. The Working Capital Ratio is determined by dividing current assets by current liabilities. The final working capital amounts to be agreed upon within 60 days of closing based upon the opening balance sheet as of the Closing Date. For purposes of the working capital calculation, the $3 million value associated with the promissory note payable to CUI Global, shall be excluded from both the current assets ($3 million reduction) and the current liabilities ($3 million reduction) for the working capital ratio calculation. The intent of removing this $3 million from both sides of the formula is to not improperly gross up or down the working capital ratio calculation.

(ii)     “Target Working Capital Ratio” means a working capital ratio in excess of a 2/1. Working capital adjustment for the 2/1 ratio will be added or subtracted from the 3-year Seller’s Note.

(b)     If Buyer and Seller are unable to reach agreement as to the Final Target Working Capital within sixty (60) days after the Closing Date, either may submit such dispute to the Independent Accountant and promptly notify the other of such submission. In the event of such submission and notice, Buyer and Seller shall promptly mutually engage the Independent Accountant by entering into a customary engagement letter with the Independent Accountant. If either Buyer or Seller unreasonably refuses to complete the engagement of the Independent Accountant after ten business days following the request by the other party who is ready to enter into the engagement letter, then the requesting party may complete the engagement of the Independent Accountant on behalf of the party unreasonably refusing to do so.

(c)     The engagement letter shall explicitly provide that, in resolving the amounts and items in dispute, the Independent Accountant shall:

(A)     not assign a value to any amount or item in dispute greater than the greatest value for such amount or item assigned by Seller, on the one hand, or Buyer, on the other hand, or less than the smallest value for such amount or item assigned by Seller, on the one hand, or Buyer, on the other hand;

(B)     act as an expert and not as an arbitrator;

(C)     render a written report on the unresolved disputed amounts and items with respect to the calculation of the Final Target Working Capital as promptly as practicable, but in no event greater than 60 days after engagement of the Independent Accountant;

(D)     consider and resolve only those unresolved disputed amounts and items set forth in the Working Capital Calculation Objection Notice; and

(E)     resolve the disputed amounts and items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review.

(d)      If unresolved disputed amounts and items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed amounts and items as the Independent Accountant may reasonably request (other than information that, if so furnished, would no longer be subject to attorney-client privilege). Such resolution of the Target Working Capital by the Independent Accountant shall be final and binding on the parties hereto and shall be the “Final Target Working Capital”.

(e)     The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of (i) Accounts Receivable minus (ii) Accounts Payable (each as utilized in their calculations of Target Working Capital) differ from such calculation as would result from the Independent Accountant’s determination of the Final Target Working Capital.

Section 1.04     Earn-out; Balloon Payments.

(a)     The following terms shall have the following meanings in this Section 1.04:

(i)     “Adjusted EBITDA” means, with respect to any Calculation Period, the net income before interest, income Taxes, depreciation and amortization of Company for such period, determined in accordance with GAAP, but adjusted to exclude any amounts (whether revenue, income, or expense) attributable to any extraordinary or nonrecurring expenditure, acquisition or business combination, any management or similar fee payable by Company to Buyer during the Calculation Period, and any other expenses not consistent with Company’s past practices (the “EBITDA Principles”).

(ii)     “Calculation Period” means, each of the ten (10) calendar years after payment in full of the Seller Notes.

(iii)     “EBITDA Threshold” means, for each Calculation Period, $20,000,000.

(iv)     “Independent Accountant” means a certified public accountant (CPA) mutually agreeable to the parties.

(v)      “Remaining Earn-out Amount” means the Ultimate Earn-out Amount, less the aggregate sum of all Earn-out Payments paid by Buyer to Seller as of the date of determination.

(vi)     “Ultimate Earn-out Amount” means $30,000,000.

(b)     Earn-out Payments.

(i)     At such times as provided in Section 1.04(d), Buyer shall pay to Seller with respect to each Calculation Period (“Earn-out Payment”), the lesser of the following (but only if such calculation results in a positive number):

(A)	the Final Adjusted EBITDA for such Calculation Period, minus (ii) the EBITDA Threshold for such Calculation Period; or

(B)	the then Remaining Earn-out Amount for such Calculation Period.

(c)     Procedures Applicable to Determination of the Earn-out Payments.

(i)     On or before the date which is 60 days following the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the applicable Calculation Period and its calculation of the resulting Earn-out Payments, if any (in each case, an “Earn-out Calculation”).

(ii)     Seller shall have 30 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, Buyer shall provide Seller and his accountants access to, and Seller and accountants shall have the right to inspect, Buyer’s books and records during normal business hours, upon reasonable prior notice and for purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Earn-out Payments. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the amounts and items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection.

(iii)     If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the applicable Earn-out Calculation Statement (each, the “Final Adjusted EBITDA” for such Calculation Period) shall be final and binding on the parties hereto for the applicable Calculation Period, except for changes resulting from Seller’ disputes over Buyer’s compliance with Section 1.04(e), which shall be resolved in accordance with Section 7.11.

(iv)     If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed amounts and items and agree upon the resulting amount of the Adjusted EBITDA and the Earn-out Payments for the applicable Calculation Period. Thereafter, if Buyer and Seller are able to reach mutual agreement in writing on the Adjusted EBITDA for the applicable Calculation Period, the mutually agreed upon amount shall be the “Final Adjusted EBITDA” for such Calculation Period, which shall be final and binding on the parties hereto for the applicable Calculation Period, except for changes resulting from Seller’s disputes over Buyer’s compliance with Section 1.04(e), which shall be resolved in accordance with Section 7.11.

(v)     If Buyer and Seller are unable to reach agreement within 30 days after such an Earn-out Calculation Objection Notice has been delivered, either may submit such dispute to the Independent Accountant and promptly notify the other of such submission. In the event of such submission and notice, Buyer and Seller shall promptly mutually engage the Independent Accountant by entering into a customary engagement letter with the Independent Accountant. If either Buyer or Seller unreasonably refuses to complete the engagement of the Independent Accountant after ten business days following the request by the other party who is ready to enter into the engagement letter, then the requesting party may complete the engagement of the Independent Accountant on behalf of the party unreasonably refusing to do so.

(vi)     The engagement letter shall explicitly provide that, in resolving the amounts and items in dispute, the Independent Accountant shall:

(A)     not assign a value to any amount or item in dispute greater than the greatest value for such amount or item assigned by Seller, on the one hand, or Buyer, on the other hand, or less than the smallest value for such amount or item assigned by Seller, on the one hand, or Buyer, on the other hand;

(B)     act as an expert and not as an arbitrator;

(C)     render a written report on the unresolved disputed amounts and items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 60 days after engagement of the Independent Accountant;

(D)     consider and resolve only those unresolved disputed amounts and items set forth in the Earn-out Calculation Objection Notice; and

(E)     resolve the disputed amounts and items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review.

(vii)     If unresolved disputed amounts and items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed amounts and items as the Independent Accountant may reasonably request (other than information that, if so furnished, would no longer be subject to attorney-client privilege). The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant (each, the “Final Adjusted EBITDA” for such Calculation Period) shall be final and binding on the parties hereto, except for changes resulting from Seller’s disputes over Buyer’s compliance with Section 1.04(e), which shall be resolved in accordance with Section 7.11.

(viii)     The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from the Final Adjusted EBITDA as finally determined by the Independent Accountant.

(d)     Timing of Payment of Earn-out Payments.

(i)     No later than 10 business days following the date of determination of each Final Adjusted EBITDA (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice, but excluding any changes resulting from Seller’ disputes over Buyer’s compliance with Section 1.04(e), which shall be resolved in accordance with Section 7.11 and shall not affect the timing of the payment referenced in this Section 1.04(d)), the corresponding Earn-out Payment that Buyer is required to pay Seller pursuant to Section 1.04(b) hereof shall be paid to Seller in full, in cash by wire transfer of immediately available funds to the applicable Seller Bank Account.

(ii)     Each Balloon Payment, if any, shall be paid to the Seller in full no later than the Balloon Payments Date, in either (i) in cash by wire transfer of immediately available funds or (ii) at Buyer’s discretion and conditioned upon compliance with NASDAQ Market Place Rule 5635 or other principal market or regulatory requirements, in CUI Common Stock, valued at the per share price equal to the average closing price per share of the CUI Common Stock during the 30 days immediately preceding the Balloon Payment Date, in an amount equal to such Balloon Payment.

(e)     Post-Closing Operation of the Business.

(i)     Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of Company; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith, for the purpose of, or that could be reasonably foreseen to have the effect of avoiding or reducing any of the Earn-out Payments hereunder and shall continue to operate the business in the ordinary course, consistent in nature, scope and magnitude with its past practices.

(ii)     Without limiting the foregoing Section 1.04(e)(i), Buyer:

(A)     shall not, directly or indirectly, take any action or omit to take any action with the intent of distorting or manipulating the financial performance of Company or the Adjusted EBITDA or to unduly influence the achievement or failure to achieve any particular Adjusted EBITDA and corresponding Earn-out Payments;

(B)     shall not, directly or indirectly, discontinue or cease to offer or market any product or service offered by Company as of the Closing which contributes to the revenue of Company unless such product or service results in a loss or negative margin;

(C)     unless otherwise agreed to by Seller, shall cause Company to (I) retain and continue to employ or engage, as applicable, all Persons who are employees and independent contracts of Company as of the Closing (each, a “Retained Employee” or “Retained Contractor”, as applicable); (II) provide each Retained Employee with a substantially similar or better position, benefit plan and rate of pay as in effect at the Closing; and (III) retain each Retained Contractor at the same terms and conditions in effect at the Closing; provided, however, that nothing in this Section 1.04(e) shall prevent Buyer or Company from (x) terminating a Retained Employee due to his or her material violation of applicable company policy or material misconduct or (y) terminating a Retained Contractor due to his or her material misconduct or a material breach of his or her applicable independent contractor agreement;

(D)     shall maintain a financial reporting system that separately accounts for the Adjusted EBITDA for each Calculation Period in accordance with the EBITDA Principles; and

(E)     shall direct and contribute the operations, systems, and other assets and personnel primarily relating to the Business, whether now owned or hereafter acquired by Buyer or its Affiliates, to Company to reasonably support the maintenance and growth of Company’s business and operations.

(f)     Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to Section 1.02 any amount to which Buyer as an Indemnified Party in good faith determines it is entitled under ARTICLE VI of this Agreement, so long as (i) such set off is done in accordance with Section 6.07 hereof and (ii) Buyer has provided Seller at least 15 business days’ advance written notice of its intention to set off such amounts.

(g)     Nature of Earn-Out Payments. The parties hereto understand and agree as follows.

(i)     The contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate and does not constitute an equity or ownership interest in Seller.

(ii)     The Seller acknowledges and agrees that (i) the Earn-Out Payments are speculative and subject to numerous factors outside the control of the Buyer, and there is no guarantees that Seller will receive the Earn-Out Payments, (ii) there is no assurance that the Seller will receive any Earn-Out Payments and the Buyer has not promised any Earn-Out Payments, (iii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship, (iv) upon the closing of the transactions contemplated by this Agreement, Buyer shall have the right to operate the Company’s business and the Buyer’s other businesses in the way the Buyer deems appropriate, and (v) the Buyer shall have no obligation to operate the Company’s business in order to achieve or maximize any Earn-Out Payment. The Seller hereby waives any fiduciary duty or express or implied duty of the Buyer to the Seller, except the implied duty of good faith and fair dealing, which shall not be waived. The Buyer shall not take any affirmative action to intentionally circumvent any payment obligations it may have hereunder. The Seller acknowledges that their contingent right to participate in the Earn-Out Payment is not an investment in the Buyer.

(iii)     Buyer may defer payment of any Earn-out Payment or pursuant to the Seller Notes if making such Earn-out Payment or promissory note payment would cause Buyer or its Affiliates not to be in compliance with the covenants contained in any of Buyer’s loans or other commercial financing arrangements after giving effect to the payment or delivery of such Earn-out Payment or payment under the Seller Notes (a “Financing Forbearance”); provided, however, that any portion of an Earn-out Payment or payment under the Seller Notes that is not prohibited from being paid by the foregoing shall be paid as soon as reasonably practical based upon the available cash and working capital requirements of the Buyer.

(h)     Tax Treatment of Earn-out Payments. Any payment made to Seller pursuant to this Section 1.04 will, for federal and applicable state income Tax purposes, be treated as an adjustment to the consideration paid for the Purchased membership interest. The parties hereto acknowledge that Buyer, Company, Seller and his Affiliates will file all Tax Returns in a manner consistent with this Section 1.04(h) and Buyer, Company, Seller and his Affiliates will not take any position in any forum that is inconsistent with this Section 1.04(h) before any Governmental Entity or in any Action related to Taxes unless otherwise required by Law or a final, non-appealable determination within the meaning of Section 1313(a) of the Code.

Section 1.05     Withholding Tax. Buyer will be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to Taxes; provided, however, that Buyer has notified Seller, in writing at least five days prior to the Closing, of the amounts Buyer intends to deduct or withhold under this Section 1.05 from payments made on the Closing Date. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to Seller in respect of whom such deduction and withholding was made by Buyer.

ARTICLE II
Closing

Section 2.01     Closing. The closing and consummation of the transactions described in this Agreement (the “Closing”) shall take place (the “Closing Date”) by electronic delivery of executed counterparts of this Agreement and each of the instruments contemplated hereby. The consummation of the transactions described in this Agreement shall be deemed to occur at 12:01 a.m. at 1924 Aldine Western Road, Houston, TX 77038 on the Closing Date.

Section 2.02     Closing Deliverables.

(a)     At the Closing, Seller shall deliver to Buyer the following:

(i)     a Company member ownership assignment in the form of Exhibit B hereto and duly executed by Seller, effecting the assignment to Buyer of the Purchased Member Ownership;

(ii)     copies of all consents, approvals, waivers, pay off letters, releases, Form UCC-3 terminations, as required by Buyer;

(iii)     a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

(b)     At the Closing, Buyer shall deliver to Seller the following:

(i)     the Seller Notes, duly executed by Buyer;

(ii)     restricted stock certificates of Buyer evidencing the Closing Stock Consideration, each duly executed by the President and Treasurer (or equivalent authorized officers) of Buyer;

(iii)     Resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the documents to be delivered hereunder and the transactions described herein;

ARTICLE III
Representations and warranties of COMPANY

Seller represents and warrants to Buyer that the statements in this ARTICLE III are true and correct as of the Closing Date. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Seller.

Section 3.01     Organization and Authority of Company; Enforceability. Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of North Carolina, and qualified to do business in each jurisdiction where so required. Seller has full capacity to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions described herein have been duly authorized by all requisite LLC company action on the part of Company. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms.

Section 3.02     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, do not and will not: (a) violate or conflict with the Company Operating Agreement, bylaws or other organizational documents of Company; (b) violate or conflict with any law applicable to Seller or Company in any material respect; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any material contract in any material respect; or (d) result in the creation or imposition of any material encumbrance on any asset of Company (the “Company Assets”) other than Permitted Encumbrances. No consent, approval, waiver or authorization is required to be obtained by Seller from any Governmental Entity in connection with the execution, delivery and performance by Seller of this Agreement, the documents to be delivered hereunder or the consummation of the transactions described herein.

Section 3.03     Capitalization; Title to Company Member Ownership. Seller owns and has good title to all of the member ownership of Company, free and clear of Encumbrances other than any restriction imposed by or arising from any federal or state securities Laws. There are no other options, warrants or other rights to any other equity ownership of the Company.

Section 3.04     Condition of Assets. The Company Assets are in good condition and are adequate for the uses to which they are being put, in each case, ordinary wear and tear excepted, and none of such Company Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05     Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Company Assets consist of a quality and quantity usable and salable in the ordinary course of business and are carried on Company’s book at the lower of cost or market value.

Section 3.06     Financial Statements.

(a)     Complete true and accurate copies of the Company’s financial statements consisting of the balance sheet of Company as at December 31 in each of the calendar years 2017, 2018 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Historical Financial Statements”), and unaudited financial statements consisting of the balance sheet of Company as of February 28, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”) have been provided to Buyer.

(b)     The Financial Statements have been applied on a consistent basis throughout the periods involved. The Financial Statements fairly and accurately present the financial condition of Company as of the respective dates for which they were prepared and the results of the operations of Company for the periods indicated in all material respects.

(c)     There are no material liabilities of Company other than (i) those reflected on the Financial Statements, (ii) those incurred in the ordinary course of business since December 31, 2019, and (iii) those incurred in connection with this Agreement, the documents to be delivered hereunder or the transactions described herein.

Section 3.07     Material Contracts. Neither Company nor any other party thereto, to Seller’s knowledge, is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any contract or agreement material to the Company. To Seller’s knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Material Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each contract or agreement material to the Company have been made available to Buyer. To Seller’s knowledge, there are no disputes pending or threatened under any Material Contract.

Section 3.08     Permits. All permits, licenses, franchises, approvals, authorizations, registrations, and similar rights of the Company that are material to its business (“Permits”) are valid and in full force and effect. All fees and charges due and owing with respect to such Permits as of the Closing Date have been paid in full. To Seller’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of the Permits that would materially affect Company. There are no notices, filings or consents required with any Governmental Entity with respect to the Transferred Permits in connection with the transactions described in this Agreement.

Section 3.09     Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10     Compliance With Laws. Since January 1, 2017, the Company has complied, and Company is now complying, with all Laws applicable to Company, in all material respects.

Section 3.11     Legal Proceedings. There is no, and since January 1, 2017 there has not been any, claim, demand, action, suit, proceeding, audit, litigation, or investigation of any nature (whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity) (“Action”) pending or, to Seller’s knowledge, threatened against or by Company that either (a) relates to or affects Company and, to Seller’s knowledge, involves a dispute, or is reasonably expected to result in a liability, of more than $100,000; or (b) challenges or seeks to prevent, enjoin or otherwise delay the transactions described in this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.12     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.13     Environmental Matters.

(a)     To Seller’s knowledge, Company is and has been for the past three years, in material compliance with all Environmental Law and possess, and are in material compliance with all Environmental Permits required by Environmental Law to conduct the operations of Company as currently conducted, and during the three years prior to the Closing Date, Company has not received any written notice from any Governmental Entity alleging any noncompliance with any Environmental Law or Environmental Permits.

(b)     There is no, and since January 1, 2017 there has not been any, legal proceeding pursuant to Environmental Law pending, or, to Seller’s knowledge, threatened in writing against Company.

(c)     To Seller’s knowledge, no real property utilized by Company contains any hazardous substance in, at, on, over, under, or emanating from such real property in concentrations which would violate any Environmental Law or would be reasonably likely to result in the imposition of material Environmental Liability on Company under any Environmental Law, including any Environmental Liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such hazardous substances in, at, on, over, under, or emanating from such real property.

(d)     “Environmental Law” means any applicable federal, state, or local laws, ordinances, regulations, judgments, and orders and the common law relating to environmental matters, including provisions pertaining to or regulating pollutants, contaminants, or toxins, air pollution, water pollution, wetlands, watercourses, wildlife, hazardous substances and human exposure thereto, or any other activities or conditions which impact or relate to the environment or nature.

(e)     “Environmental Liability” means any and all Damages alleged by any third party (including any private party or Governmental Entity), arising out of, relating to, or resulting from the presence, disposal, treatment, storage or release of hazardous substances in, on, under, or migrating from any real property utilized by Company, as well as any violation or alleged violation of any Environmental Law. This liability includes any cost of removing or disposing of any hazardous substances, any cost of enforcement, cost of investigation or remedial action, and any other cost or expense whatsoever, including reasonable attorneys’, accountants’, engineers’, and consultants’ fees and disbursements, related or relating to the presence, disposal, treatment, storage or release of hazardous substances in, on, under, or migrating from any real property utilized by Company.

(f)     “Environmental Permits” means any permit, license, consent, approval, authorization, exemption, variance, registration, filing, notification, waiver, order, authorization, grant or other form of governmental permission or notice required to be obtained from or submitted to any Governmental Entity pursuant to Environmental Law to conduct the operations of Company.

Section 3.14     Labor and Employment Matters.

(a)     “Employee Benefit Plans” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been maintained, sponsored, contributed to, or required to be contributed to by Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Company.

(b)     There are no collective agreements or bargaining relationships or other contracts or understandings with any labor organization with respect to Company’s employees, (ii) Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Company, and to Seller’s knowledge no such efforts have occurred within the past three years, (iii) there is no worker’s compensation liability, experience or matter outside the ordinary course of business, (iv) there are no strikes, slowdowns, work stoppages, material grievances, material unfair labor practices claims or other material employee or labor disputes currently pending or threatened against or involving Company and none has occurred within the last three years, (v) in the last three years Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (vi) during the three year period preceding the Closing Date, Company has not implemented any layoffs of employees that resulted in liability under the Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq., (vii) there are no pending or, to Seller’s knowledge, threatened in writing complaints or charges against Company before any Governmental Entity regarding employment discrimination, safety or other employment related charges or complaints, wage and hour claims, unemployment compensation claims, worker’s compensation claims or the like involving any current or former employee of Company that would materially affect Company, (viii) Company is in compliance in all material respects with all Laws and contracts respecting employment and employment practices, labor relations, terms and conditions of employment and wages and hours and (ix) [no employee of Company is entitled to any severance pay as a result of the consummation of the transactions described in this Agreement].

(c)     With respect to the Employee Benefit Plans:

(i)     a copy of each such Employee Benefit Plans has been made available to Buyer or its agents;

(ii)     all such Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with all Laws, including ERISA and the Code;

(iii)     no Employee Benefit Plan is or has within the last three years been subject to the minimum funding requirements of Section 412 or 430 of the Code or Title IV of ERISA;

(iv)     Company does not have any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA;

(v)     each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the Internal Revenue Service that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, the related trust is exempt from Tax under Section 501(a) of the Code, and to Seller’s knowledge, no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Employee Benefit Plan; and

(vi)     with respect to the Employee Benefit Plans, all required contributions have been made or properly accrued on Company’s Financial Statements.

Section 3.15     Investment Representations. With respect to that portion of the Closing Stock Consideration to be received by Seller:

(a)     Seller is acquiring such Closing Stock Consideration for his own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, in whole or in part in a manner that would require registration under or violate the registration requirements of any state or federal securities Law. Seller has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or to anyone else the Closing Stock Consideration, or any part thereof, and Seller has no present plans to enter into any such contract, undertaking, agreement or arrangement.

(b)     Seller is an “accredited investor” as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

(c)     Seller has been given the opportunity to ask questions of, and receive answers from, Buyer and its officers concerning the terms and conditions of the sale of such Closing Stock Consideration and other matters pertaining to its investment. Seller acknowledges that Seller has been furnished all information that Seller has requested to the extent that Seller considers necessary and advisable, and such information is sufficient upon which to base an investment decision.

(d)     Seller understands that, until the sale, transfer or assignment of the Closing Stock Consideration has not been registered under the Securities Act, such Closing Stock Consideration cannot be sold, transferred or assigned except as may be otherwise permitted under the Securities Act and the rules and regulations promulgated thereunder in effect at the time of sale, transfer or assignment, and then only in compliance with all applicable state securities Laws. A legend will be placed on any certificates representing the Closing Stock Consideration to that effect (and similar restrictions will be recorded in the transfer agent’s and registrar’s records for any shares issued in book-entry form), and Buyer may prevent transfers that Buyer reasonably believes do not comply with such requirements.

(e)     Seller understands and is fully aware that no federal or state agency has made any finding or determination as to the fairness of an investment in, or made a recommendation or endorsement of, the Closing Stock Consideration.

Section 3.16     Taxes.

(a)     All Tax Returns required to be filed by or on behalf of Company have been duly filed on a timely basis and each such Tax Return is true and complete in all material respects; all Taxes due and payable by Company that are or have become due have been timely paid in full; and all Taxes that Company is obligated to deduct or withhold from amounts owing to any employee, creditor, independent contractor, shareholder, member or third party have been, in all material respects, so deducted or withheld and timely paid to the appropriate Governmental Entity.

(b)     None of the assets of Company are subject to any lien arising in connection with any failure to pay any Tax, other than lien for Taxes not yet due and owing.

(c)     Company has not been the subject of any audit or investigation by any Governmental Entity with respect to any taxable periods for which the statute of limitations has not expired; no written notice has been received by either Company or Seller from any Governmental Entity that an audit, examination or other administrative or court proceeding involving Taxes for Company is contemplated or pending; and no claim has ever been made by a Governmental Entity in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation in that jurisdiction.

(d)     For U.S. federal and applicable state income Tax purposes, Company has been a validly electing limited liability entity taxed as a partnership at all times since its formation up to the Closing Date.

Section 3.17     Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any members, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records are in the possession of the Company.

Section 3.18     Compensation Obligations. All compensation, including wages, commissions and bonuses, payable to Employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (to the extent not accrued in full to determine Working Capital) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

Section 3.19     Workers Compensation. As of the Closing, the Company will not have any liability for any workers compensation claim or worker injury which is not fully covered by third-party insurance (subject to applicable deductibles and co-payments).

Section 3.20     Post-Termination Benefits. Other than as required under Section 601 et. Seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

Section 3.21     Product Warranty and Liability. Seller has made available to Buyer copies of the Company’s standard terms and conditions of sale (containing applicable guarantee, warranty, performance criteria, and indemnity provisions). No Company Products are subject to any guarantee, warranty (express and implied), or obligation to defend or indemnify beyond these standard terms and conditions. There is no reasonable basis for any Action against the Company for replacement thereof or for the payment of damages in connection therewith in excess of any reserve specifically established with respect thereto on the Interim Balance Sheet.

Section 3.22     Insurances. Seller has made available to Buyer a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, credit and other casualty and property insurance maintained by or on behalf of the Company and its Affiliates and relating to the assets, business, operations, Employees, officers and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor Seller, Affiliate of the Company or Seller or Representative of any of the foregoing have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.

Section 3.23     Related Party Transactions. None of the Company, Seller or any of their respective Affiliates, nor any current or former director, officer or, to Seller’s Knowledge, employee of the Company: (a) has, or at any time in the period since January 1, 2017 had, any direct or indirect interest in, or is or at any time in the period since January 1, 2017 was, a director, officer or Employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company, (b) has, or at any time in the period since January 1, 2017 had, any direct or indirect interest in any material property, asset or right that is owned or used by the Company in the conduct of its business, or (c) is, or at any time in the period since January 1, 2017 has been, a party to any agreement or transaction regarding the provision or payment, or commitment to provide or pay, any Indebtedness, commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from the Company. There is no outstanding indebtedness to the Company of any current or former director, officer, Employee or consultant of the Company or the Seller or any of their Affiliates.

Section 3.24     Accounts Receivable. All accounts receivable of the Company represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered by the Company. There is no dispute with respect to any of the accounts receivable reflected on the Interim Balance Sheet that has not been reserved for thereon. The reserves on the Interim Balance Sheet against the accounts receivable for returns and bad debts is adequate and has been calculated in accordance with GAAP and in a manner consistent with past practice. All of the accounts receivable of the Company are, in the aggregate, collectible in full in the ordinary course of business, net of the reserve therefor as set forth on the Interim Balance Sheet.

Section 3.25     No Adverse Changes. Since the date of the Interim Financial Statements, Company has operated its business in the normal course and no event or circumstances exist which would have a material adverse effect on the future prospects and operation of the Company’s business after the Closing.

Section 3.26     No Misstatement of Material Fact. No other information provided by or on behalf of Seller to Buyers which is not included in the documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements in this ARTICLE IV are true and correct as of the Closing Date. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of Buyer’s Management Team.

Section 4.01     Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado and has all requisite entity power and authority to own, lease, hold and operate the assets and properties now owned, leased, held or operated by it and to carry on their business as now conducted. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out their obligations hereunder and to consummate the transactions described herein. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions described herein have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02     No Conflicts; Consents.

(a)     The Disclosure Schedules, execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, do not and will not: (i) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer; (ii) violate or conflict with any Law applicable to Buyer (including, for the avoidance of doubt, federal and state securities Laws and regulations and the rules and regulations of the Nasdaq Stock Market or such other securities exchange or quotation system upon which the securities of Buyer may be listed or quoted (the “Principal Market”)); or (iii) violate or conflict with any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights of Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein.

(b)     Except as specifically stated in this Agreement and as required under the Securities Act or applicable state securities Laws and the rules and regulations of the Principal Market, Buyer is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Entity or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or described herein in accordance with the terms hereof or thereof. Buyer has not received nor delivered any notices or correspondence from or to the Principal Market, other than notices with respect to listing of additional CUI Common Stock and other routine correspondence. Except as disclosed on Section 4.02(b) of the Disclosure Schedule, the Principal Market has not commenced any delisting proceedings against Buyer.

Section 4.03     Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that is material to Buyer or that challenges or seeks to prevent, enjoin or otherwise delay the transactions described in this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05     Solvency. Immediately after giving effect to the consummation of the transaction described herein: (i) the fair saleable value (determined on a going concern basis) of the assets of Buyer and its Subsidiaries (including Company) shall be greater than the total amount of their liabilities (including all contingent liabilities); (ii) Buyer and its Subsidiaries (including Company) shall be able to pay their debts as they become due; and (iii) Buyer and its Subsidiaries (including Company) shall have adequate capital to carry on their businesses. No transfer of property is being made by Buyer and its Subsidiaries (including Company) and no obligation is being incurred by Buyer and its Subsidiaries (including Company) in connection with the transaction described herein with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Subsidiaries (including Company).

Section 4.06     Issuance of Stock Consideration. The issuance of the Closing Stock Consideration and any CUI Common Stock to be issued pursuant to Section 1.04 (together, the “Stock Consideration”) has been duly authorized and, when the Stock Consideration has been delivered in accordance with this Agreement on the Closing Date, the Stock Consideration will have been validly issued, fully paid and non-assessable and free from all preemptive or similar rights, Taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Buyer’s Common Stock. The offer and issuance by Buyer of the Stock Consideration is exempt from registration under the Securities Act.

Section 4.07     SEC Documents.

To the best knowledge of Buyer:

(a)     Since January 1, 2017, Buyer has filed all reports required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), being hereinafter referred to as the “SEC Documents”.

(b)     As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents.

Section 4.08     No General Solicitation; No Integrated Offering. Neither Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Stock Consideration. Neither Buyer, nor or any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Stock Consideration under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Stock Consideration to be integrated with prior offerings by Buyer in a manner that would require stockholder approval pursuant to the rules of the Principal Market on which any of the securities of Buyer are listed or designated. The issuance and sale of Buyer hereunder does not contravene the rules and regulations of the Principal Market.

Section 4.09     Blue Sky. Buyer has obtained, or if required will obtain, an exemption for or registered or qualified (a) the issuance of the Stock Consideration to Seller under this Agreement and (b) any subsequent resale of all of the Stock Consideration by Seller, in each case, under securities or “Blue Sky” Laws of the states of the United States in such states as is reasonably requested by Seller from time to time, and has provided evidence of any such action so taken to Seller.

ARTICLE V
Covenants

Section 5.01     Public Announcements. Unless otherwise required by Law or stock exchange requirements (which shall be subject to Section 5.05, if applicable), neither party shall make any public announcements regarding this Agreement, the documents to be delivered hereunder or the transactions described herein without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02     Transfer Taxes. Except as otherwise set forth herein, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at his own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.03     Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions described in this Agreement and the documents to be delivered hereunder.

Section 5.04     Seller’s Non-Competition and Non-Solicitation.

(a)     For a period of five years commencing on the day following the Closing Date (the “Restricted Period”), Seller shall not permit any of its Affiliates (including through the provision of management, advisory, or technical services or through a joint venture or partnership) to, directly or indirectly, engage in or assist others in engaging in the Business in the states where Company conducts any Business (the “Seller Restricted Business”).

(b)     Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities, whether or not traded on any national securities exchange, if Seller owns less than 5% of, and is not a member of a group which controls, directly or indirectly, own more than a minority interest of any class of securities of such Person. As used herein, the term “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person (and, for the avoidance of doubt, Company will be an Affiliate of Buyer immediately following Closing). The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)     During the Restricted Period, Seller shall not, and Seller shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment.

(d)     During the Restricted Period, neither Seller shall, and neither Seller shall permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer who were engaged as clients or customers of Buyer within 12 months of such solicitation or enticement for purposes of diverting their business or services from Buyer to a Seller Restricted Business.

(e)     Seller acknowledge that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or need to prove inadequacy of money damages).

(f)     Seller acknowledge that the restrictions in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions described in this Agreement. In the event that any covenant in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Law. The covenants in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05     Filing of Current Report. Buyer agrees that it shall, within the time required under the Exchange Act, file with the SEC a report on Form 8-K relating to the transactions described in, and describing the material terms and conditions of, this Agreement and the documents to be delivered hereunder (the “Current Report”). Buyer shall permit Seller to review and comment upon the substantially complete pre-filing draft version of the Current Report at least 1 day prior to its filing with the SEC, and Buyer shall incorporate any and all such comments into the Current Report that is filed with the SEC, as reasonably approved by counsel to Buyer.

Section 5.06     Tax Matters.

(a)     Tax Treatment.

(i)     The parties hereto acknowledge and agree that for federal and applicable state income Tax purposes, the acquisition of the Purchased Equity by Buyer from Seller shall be treated as a purchase of all of the then outstanding ownership interests of Company by Buyer from Seller and that neither Buyer nor any of its Affiliates shall take any action or make any election to treat the transaction as a purchase of assets by Buyer for federal and applicable state income Tax purposes.

(ii)     Seller, Company, Buyer and their respective Affiliates will file all Tax Returns in a manner consistent with this Section 5.06(a) and Seller, Company, Buyer and their respective Affiliates will not take a position in any forum that is inconsistent with this Section 5.06(a) before any Governmental Entity or in any Action related to Taxes.

(b)     Filing of Tax Returns; Payment of Taxes.

(i)     Seller will, at the expense of Seller, prepare or cause to be prepared and file or cause to be filed all applicable Final Tax Return of Company. “Final LLC Tax Return” and all corresponding state and local Tax Returns for the taxable year of Company ending on or prior to the Closing Date.

(ii)     Seller will prepare or cause to be prepared all Tax Returns of Company required to be filed following the Closing Date for all Pre-Closing Tax Periods (other than those described in Section 5.06(b)(i)) and for all Straddle Periods. Such Tax Returns will be prepared on a basis consistent with past practice.

(c)     Allocation of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:

(i)     in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of Company (and each partnership in which Company is a partner) ended with (and included) the Closing Date; provided, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning following the Closing Date in proportion to the number of days in each period; and

(ii)     in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)     Tax Treatment of Certain Items. The parties hereto agree that all Transaction Expenses and other transactional Tax deductions will be treated as properly allocable to Company in a Pre-Closing Tax Period.

(e)     Cooperation on Tax Returns and Tax Proceedings. Buyer, Seller and Company will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of Company. Such cooperation will include the retention and (upon request of any other party hereto) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any documents reasonably relevant to such Tax Proceeding; provided, however, that in no event shall Seller have any obligation to retain records past the date on which the applicable statute of limitations for the Tax year remains open. Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or Company.

(f)     Amended Returns(g)     . Except as may be required under Tax Law, neither Buyer nor Company shall amend, or cause any Person to amend, any Tax Return of Company for any Pre-Closing Tax Period without the consent of Seller if such amendment would have the effect of increasing the Taxes payable in respect of a Pre-Closing Tax Period or reducing the amount of any Tax refunds to which Seller would be otherwise be entitled pursuant to Section 5.06(g).

(g)     Tax Refunds(h)     . Buyer, Company and Seller agree that any Tax refund and interest thereon payable in respect of Company for any Pre-Closing Tax Period shall be for the account of Seller. Within 15 days after receipt of each such Tax refund (or upon the application of any such Tax refund as credit against future Taxes of Buyer or Company (or any of their Affiliates), Buyer shall pay to Seller in cash an amount equal to one-half of such Tax refund (net of any Taxes, costs or expenses of Buyer or Company attributable to such Tax refund) by wire transfer of immediately available funds to Seller’s Bank Account.

Section 5.07     Removal of Guarantees. Following the Closing, Buyer shall take reasonable actions (and shall bear all costs and expenses related thereto) required to cause any guarantee by any Seller or other third party of any liability or obligation of Company that is not terminated in full prior to the Closing to be terminated in full as promptly as practicable (the “Guarantee Removals”). If it is commercially impractical to remove a guaranty, then Buyer shall indemnity the guarantors for any such guarantees.

ARTICLE VI INdemnification

Section 6.01     Survival. All representations and warranties herein and all related rights to indemnification and reimbursement shall survive the Closing until the 18 month anniversary of the Closing Date; provided, however, that (a) each of the representations and warranties in Section 3.01, Section 3.02(a) and Section 3.02(b), Section 3.03, and Section 3.12 (the “Fundamental Representations”) (and all rights to indemnification and reimbursement relating thereto) shall survive until the expiration of the applicable statute of limitations; (b) each of the covenants and agreements herein (and all rights to indemnification and reimbursement relating thereto) shall survive until the expiration of the applicable term set forth in this Agreement or, if no such term is provided, the expiration of the applicable statute of limitation.

Section 6.02     Indemnification By Seller. Subject to the terms hereof, Seller shall indemnify Buyer, its Affiliates and their respective stockholders, directors, officers and employees (“Buyer Indemnitees”) from and against all Damages, directly arising from:

(a)     any inaccuracy in or breach of any of the representations or warranties of Company or Seller in this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)     Pre-Closing Taxes of Company;

Section 6.03     Indemnification by Buyer. Subject to the terms hereof, Buyer shall defend, indemnify, reimburse and hold harmless Seller and his respective Affiliates from and against all Damages directly arising from:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer in this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or, following the Closing, Company pursuant to this Agreement;

(c)     the Guarantee Removals or any breach by Buyer of the indemnification covenant set forth in Section 5.07; or

Section 6.04     Indemnification Procedures.

(a)     Whenever any claim shall arise for indemnification hereunder, whether a Direct Claim or a Third Party Claim (an “Indemnification Claim”), the party entitled to indemnification or reimbursement (the “Indemnified Party”) shall promptly provide written notice (a “Claim Notice”) of such Indemnification Claim to the other party (the “Indemnifying Party”).

(b)     Each Claim Notice shall describe the Indemnification Claim in reasonable detail, include copies of all available material written evidence thereof, and indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnified Party shall, to the extent requested, provide the Indemnifying Party with reasonable access to its and its Affiliates’ books and records during normal business hours upon reasonable advance notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages.

(c)     In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume and control the defense of any such Action with counsel it selects in its sole discretion. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification or reimbursement obligations herein provided with respect to any Damages resulting therefrom, subject to the limitations set forth herein. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, unless the settlement involves only money paid by the Indemnifying Party pursuant to its indemnification obligations hereunder or otherwise, in which case no such prior consent shall be required.

(d)     In connection with any claim giving rise to indemnity hereunder other than a Third Party Claim (a “Direct Claim”), if the Indemnifying Party does not respond within 120 days of receiving the Claim Notice, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement. If the Indemnifying Party disputes its obligation to provide indemnification for such Direct Claim within such 120 day period, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If unable to reach a mutually agreeable resolution, the dispute shall be resolved in accordance with Section 7.11 hereof.

Section 6.05     Limitations.

(a)     The Buyer Indemnitees shall have no right to recover, and Sellers have no obligation to pay, any amounts pursuant to Section 6.02(a) until the total amount of all Claims which may be asserted for Damages incurred by the Buyer Indemnitees under Section 6.02(a), in the aggregate, exceeds $350,000 (the “Deductible”), in which case the Buyer Indemnitees will be entitled to recover all Damages pursuant to Section 6.02(a) from the first dollar (i.e. tipping basket), subject to the other limitations in this ARTICLE VI. Notwithstanding anything in this Section 6.05(a) to the contrary, the limitations in this Section 6.05(a) shall not apply to the recovery of any Damages (x) under Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, or (y) arising or resulting from fraud or intentional misrepresentation by a Seller.

(b)     Notwithstanding any other provision of this Agreement to the contrary:

(i)     the maximum aggregate indemnification liability of all Sellers pursuant to Section 6.02(a) shall be limited to $30,000,000 (the “Cap”); provided, however, that such Cap shall not apply to the recovery of any Damages (x) under Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, or (y) arising or resulting from fraud or intentional misrepresentation by Seller;

Section 6.06     Calculation of Losses. In making any determination of the amount of any Indemnification Claim under this Agreement, the applicable Damages will be reduced by any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party or its Affiliates from any source with respect thereto, net of any costs and expenses of such recovery and increase in applicable premiums related to the recovery of such proceeds. Each Indemnified Party shall take reasonable steps to receive any insurance proceeds or any indemnity, contribution or other similar payment to which it may be entitled relating to indemnifiable Damages hereunder. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 6.07     Priority of Indemnification. Seller’s indemnification obligations pursuant to this ARTICLE VI that has been fully and finally determined shall be satisfied only as follows, without duplication and with at least 10 days’ advance written notice to Seller:

(a)     first, an amount of Seller’s Indemnity Amount up to the principal amount payable but not yet paid under the Seller Notes, as they become due, shall be subtracted from the amount due to Seller under the Seller Notes;

(b)     second, to the extent Seller’s Indemnity Amount exceeds the principal amount payable but not yet paid under the Seller Notes such amounts shall be subtracted from the Remaining Earn-out Amount;

(c)     Any Indemnity Amounts paid to Seller will reduce the amount owed under the Seller Notes or Remaining Earn-Out Amounts.

Section 6.08     Tax Treatment. Any payment made by any Person under this ARTICLE VI will, for Tax purposes, be treated as an adjustment to the consideration paid for the Purchased Stock to the extent reasonably related to the value of the Purchased Stock or Company.

Section 6.09     Exclusive Remedies. Except for the Independent Accountant’s review set forth in Section 1.03 and Section 1.04 and except as set forth in Section 7.13, the rights and remedies provided in this ARTICLE VI are the sole and exclusive remedies available to the Indemnified Parties with respect to claims under, or otherwise relating to, the transactions that are described in, this Agreement, other than for fraud or intentional misrepresentation by a party hereto.

ARTICLE VII
Miscellaneous

Section 7.01     Expenses. All costs and expenses incurred in connection with this Agreement, the documents to be delivered hereunder and the consummation of the transactions described herein shall be paid by the party incurring such costs and expenses.

Section 7.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day following the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Buyer:	Orbital Gas Systems, North America, 1924 Aldine Western, Houston, Texas 77038. E-mail: [redacted] Attention: William Clough
If to Seller:	Reach Construction Group, LLC 2400 Reliance Avenue Suite B Apex, NC 27539 Attention: Brandon S. Martin, Sr Email: [redacted]

Section 7.03     Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The word “or” is not exclusive. The words “including” or “include” does not denote or imply any limitation. The phrases “the transactions described in this Agreement” or “the transactions described herein” shall mean the transactions described in this Agreement and the documents to be delivered hereunder. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

Section 7.04     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05     Entire Agreement.

(a)     This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

(b)     The disclosure schedules delivered in connection herewith (the “Disclosure Schedules”) are incorporated into this Agreement by reference and made a part hereof. Notwithstanding anything to the contrary in this Agreement or the Disclosure Schedules, any information disclosed in one Section of the Disclosure Schedules shall be deemed to be disclosed in each other Section of the Disclosure Schedules to the extent that the applicability of such information to such other Section of the Disclosure Schedules is reasonably apparent on its face. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller or Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

Section 7.06     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that (a) Seller may assign their rights to receive any portion of the Purchase Price (including any payment due under Seller Notes or any Earn-out Payment) to any Person without the prior written consent of Buyer or any other party and (b) Buyer may assign its rights hereunder to any financial institution or lender as collateral security for the indebtedness of Buyer or any of its Affiliates used to fund the Purchase Price. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07     No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08     Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09     Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10     Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

Section 7.11     Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions described herein (other than final and binding determinations of the Independent Accountant as set forth in Section 1.03 and Section 1.04Section 1.01) shall only be instituted in the United States District Court for the Northern District of Texas (Dallas Division) or the Civil District Courts of the State of Texas in Dallas County, Texas, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and each party hereto and each of their respective Affiliates irrevocably and expressly agrees that it and they are subject to the jurisdiction of the United States District Court for the Northern District of Texas (Dallas Division) or the Civil District Courts of the State of Texas in Dallas County, Texas and shall not assert an objection to such exclusive jurisdiction, including any objection to personal jurisdiction. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.12     WAIVER OF RIGHT TO A JURY. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS DESCRIBED HEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.13     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY
Reach Construction Group, LLC

By: /s/ Brandon S. Martin, Sr.
Brandon S. Martin, Sr.,
Managing Member

BUYER

CUI Global, Inc.

By: /s/ William J. Clough

Name: William J. Clough
Title: Executive Chairman/ Chief Legal Counsel

SELLER

/s/ Brandon S. Martin
Brandon S. Martin, Sr.

EXHIBIT A

CERTAIN DEFINITIONS

“Buyer’s Management Team” means Brandon S. Martin, Sr.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding Tax Laws of the United States.

“Damages” means, whether arising from Direct Claims or Third Party Claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements; provided, however, that “Damages” shall not include any consequential damages, incidental damages, special damages, diminutions in value, business interruptions, lost profits, exemplary damages or punitive damages.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any foreign or domestic federal, state, provincial, county, municipality or local governmental unit thereof, including any taxing authority.

“Laws” means any applicable law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Entity, or other entity or organization.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means (a) any and all Taxes of Company, or for which Company may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date; (b) Taxes of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date; (c) Taxes of any other Person for which Company is or has been liable as a transferee or successor, by contract or otherwise; and (d) Taxes that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments made pursuant to this Agreement.

“Straddle Period” means any Tax period beginning on or before and ending following the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons is or will be allocated more than 50% of the limited liability company, partnership, association, or other business entity interests, gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

Exhibit A

“Tax” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Exhibit A

EXHIBIT B

MEMBER OWNERSHIP ASSIGNMENT

(provided separately)

Exhibit B

EXHIBIT C

SELLER NOTES

(provided separately)

Exhibit B